FOR IMMEDIATE RELEASE

Bell Microproducts Announces Preliminary First Quarter 2009
Sales of $730 Million

SAN JOSE, Calif – May 4, 2009 – Bell Microproducts Inc. (OTC: BELM.PK), one of the world’s largest value-added distributors of storage and computing technology, today announced preliminary results for the first quarter ended March 31, 2009.  Q1 sales totaled $730 million, a decrease of 27% compared to Q1 2008, and 7% from Q4 2008, driven primarily by weakness in the U.S. distribution market and currency exchange rate changes.

Foreign currency changes had a significant impact on reported U.S. dollar sales.  In local currencies, without the effect of currency exchange rate changes, Q1 sales decreased 17% compared to Q1 2008, and 4% compared to Q4 2008.

“Our first quarter sales were further impacted by weak global economic conditions and reduced IT spending,” said W. Donald Bell, Bell Microproducts President and Chief Executive Officer.  “We were pleased with the relative strength in Europe and the improvement in Latin American sales compared to performance in the prior quarter.”

Recent Financial and Corporate Highlights

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Since Q3 2008, the Company has focused on cost controls and expense reductions and has significantly reduced total operating expenses.  Excluding audit and legal costs, total operating expenses declined by 25% in Q1 compared to Q3 2008, generated in part by employee headcount reductions of 11%.  The headcount reductions were made primarily in overhead functions in line with the Company’s plan to improve processes and the realization of efficiencies.

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Audit and legal costs declined 59% from $19.5 million in Q4 2008 to $8 million in Q1 2009.  The Company expects audit and legal expenses to be flat in Q2 2009 and to further decline significantly in Q3 2009 and thereafter.

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The market for IT products and the Company’s sales levels have declined significantly over the last year.  The Company has successfully adjusted its asset base to reflect the present sales levels.  The Company successfully reduced accounts receivable by 20% and inventory by 34% as of March 31, 2009 compared to March 31, 2008.  The cash conversion cycle improved from 47 days to 42 days, year-over-year.  On a sequential quarter basis, estimated days purchases outstanding in inventory and days sales outstanding in receivables did not fluctuate significantly.

These actions, and improved asset management, contributed to a $35 million reduction in the Company’s overall debt, down from $405 million, at December 31, 2008, to $370 million at March 31, 2009.  At the end of Q1 2009, the Company had more than $90 million of available borrowing capacity under its worldwide revolving credit facilities.  The Company also successfully renegotiated the financial covenants of its U.S. debt agreements in Q1 and is in full compliance with all of its lender covenants worldwide.

Bell noted, “Excluding the significant decrease in audit and legal costs, we are on track to reduce our annual operating expenses by more than $60 million this year.  We are cautiously optimistic that a modest economic recovery, coupled with stronger seasonal demand, will result in an improved second half of the year.”

He went on to say, “We have excellent relationships with our lenders.  Not only are we in full compliance with all of our lender covenants, but also the cash availability under our bank lines has improved in recent months.  We remain focused on completing our 2007 and 2008 financials, and we expect to file a combined Form 10-K for these years prior to June 30, 2009.  During the second half of 2009, Bell Microproducts expects to return to being current in its quarterly SEC financial reporting.”

Sales for each of the three major geographies consisted of the following:

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North American sales, which comprised approximately 40% of Q1 2009 total sales, declined 29% year-over-year and 18% from Q4 2008.  North American operations consist of the Distribution Division and the Enterprise Group.  The North American Enterprise Group consists of the Company’s ProSys, Rorke Data and TotalTec operations.

North American Distribution sales declined 30% compared to Q1 2008 and 13% from Q4 2008.  The continuing market weakness in several key vertical markets contributed to the decline as did weakness in the disk drive market.  Sales to several large OEM customers were weaker than expected because of reduced demand by end-users.

North American Enterprise Group sales declined 27% to approximately $105 million in Q1 2009 from $143 million in Q1 2008, and down 25% from Q4 2008.  Results were above forecast at ProSys, the Company’s largest operation in the Enterprise Group.  In Q1 2008, ProSys results included $40 million of non-recurring sales at low margins.  Rorke Data experienced a slight sales softness, but continued to produce profitable results.  Sales from the TotalTec operation were weaker than forecast, primarily due to unexpected delays of several large orders to clients primarily in the financial services industry.

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Latin American sales comprised approximately 17% of total Q1 2009 sales.  While sales decreased 21% from Q1 2008, they increased 14% sequentially from Q4 2008.  In local currencies, Latin America sales declined 14% year-over-year and increased 14% from Q4 2008.

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European sales, which comprised approximately 43% of total Q1 2009 sales, decreased by 27% from Q1 2008 and 2% sequentially.  In local currency, European sales declined 6% year-over-year and increased 4% from Q4 2008.  Sales in the UK, which account for more than 50% of European sales, increased 3% in local currency compared to Q1 2008 and increased 22% from Q4 2008.  Sales of enterprise computers, storage systems and software products were the strongest product categories.

Sales for the major categories of products and services consisted of the following:

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Sales in the Components and Peripherals category declined 32% from Q1 2008.  This category represented 42% of total Q1 2009 sales compared to 46% of sales in Q1 last year.  Disk drive sales, a component of the Components and Peripherals product category, were 40% lower than a year ago due to weaker average selling prices and reduced unit demand.  Disk drives represented 23% of overall Company sales in the quarter, down from 28% of sales in the same period last year.

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The Solutions product category declined 21% on a year-over-year basis.  Solutions represented 58% of total sales in Q1 2009 up from 54% in Q1 2008.  The decline in Q1 2009 sales was primarily attributed to a decrease in the overall market as well as currency exchange rate changes.

Reviewing the Company’s recent performance, Bell concluded, “The softer demand for IT products has affected sales in recent quarters.  Currency fluctuations have also resulted in major variances in comparable results when measured in U.S. dollars.  Europe, our largest international market, has held up well in local currency in a difficult market.  We are focused on improving our results in the second half of 2009 in a challenging market.”

Additional Financial Disclosures

Until the Company files its 2007 and 2008 financial statements with the SEC, and finalizes its financial statements for the first quarter of 2009, these results are preliminary and subject to change, and the Company is unable to provide any additional financial information.

About Bell Microproducts

Bell Microproducts is a leading international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services.  An industry-recognized specialist in storage products, the company is one of the world’s largest storage-centric value-added distributors.

Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs.  From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions.  More information can be found in the company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

Safe Harbor Statement

This press release contains forward-looking statements that are based on the current opinions and estimates of management, within the meaning of the Private Securities Litigation Reform Act of 1995, and speak only as of the date on which they are made.  Investors should not place undue reliance on these statements and the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Statements that include the words “expect,”  “intend,”  “plan,”  “believe,”  “project,”  “forecast,”  “estimate,”  “may,”  “should,”  “anticipate” and similar statements of a future or forward-looking nature identify forward-looking statements.  Forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause the company’s actual results to differ materially from those indicated in these statements.  Such forward-looking statements include, but are not limited to: management’s preliminary estimates regarding the company’s first quarter sales and operating results; that audit and legal expenses will be flat in the second quarter as compared to the first quarter expense of $8 million; that the cost of audit and legal services will decline significantly in the third quarter of 2009 and thereafter; management’s expectation that operating expense reductions will result in savings of more than $60 million in 2009; management’s expectation that a modest economic recovery could occur in the second half of 2009; management’s expectation that stronger seasonal demand could occur in the second half of 2009; management’s expectation that the results of operations and demand for products in the second half of 2009 will be better than the first half of 2009; that the company will complete its 2007 and 2008 financials and file a combined Annual Report on Form 10-K for these years prior to June 30, 2009; and that in the second half of 2009 the company will return to being current in its quarterly SEC financial reporting.  Actual results could differ materially from such statements as a result of many risks and uncertainties, including: necessary adjustments that were made to prior period financial statements, as set forth in the company’s Annual Report on Form 10-K for 2006, and adjustments that may be necessary as the company audits its 2007 and 2008 fiscal years, may require modifications to these preliminary sales and other estimates; expense reductions may not result in savings of more than $60 million this year and may take longer to realize than management currently estimates; management may be unable to take actions to reduce costs in future quarters to the degree management deems necessary or appropriate; cost reduction actions taken by management in the past or future may cause the business to be adversely impacted; foreign currency exchange rate fluctuations may continue to adversely affect operating results; short-term and long-term debt may increase over time; cash availability under our revolving credit facilities varies based on a number of factors and may decrease over time, and could decrease substantially; lender covenants require quarterly compliance and the company may not be able to achieve compliance in the future; global economic conditions in 2009 may worsen; technology spending may continue to decrease in one or more of the markets in which the company operates; expected stronger seasonal demand may not occur; a decrease in sales may occur for reasons other than the current economic climate; the company may not be able to control operating expenses or improve operating capital to generate positive free cash flow from operations; the fact that the company is not yet current with the filing requirements of the SEC with respect to its periodic reports and may not be able to file its combined Annual Report on From 10-K for 2007 and 2008 prior to June 30, 2009; the company may not be able to become current in its SEC filings in the second half of this year; the costs incurred by the company previously, and in 2009, for significant additional legal, accounting, and other professional services related to the restatement and delinquent periodic reports was significant, and could continue to be significant; audit and legal expenses in the second quarter of 2009 may exceed management’s expectations; audit and legal expenses in the third quarter of 2009 and thereafter may not decline and may be substantially higher than anticipated; our reliance on third parties to manufacture the products we sell; risks related to our substantial indebtedness; limitations on our operating and strategic flexibility under the terms of our credit agreements; and risks associated with doing business abroad, including foreign currency risks.  For a discussion of how these and other risks and uncertainties could cause our actual results to differ materially from those indicated in our forward-looking statements, see the company’s Annual Report on Form 10-K for the year ended December 31, 2006.

CONTACT:	Amy S. Feng
Investor Relations Representative
Bell Microproducts Inc.
(213) 630-6550
asf@abmac.com

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